EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: August 4, 2005
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS INCREASED REVENUE AND
EARNINGS PER SHARE FOR FIRST QUARTER

          EL SEGUNDO, Calif., Aug. 4 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2006 first quarter, ended July 1, 2005. Revenue was $3.58 billion, up 8.6% over last year's comparable quarter. Net earnings per share (diluted) from continuing operations were 58 cents, up 18%. Last year's first quarter earnings per share (diluted) from continuing operations were 49 cents per share.

          CSC's revenue growth during the quarter was led by both major market segments -- global commercial and U.S. federal government. Recent large outsourcing contract wins, primarily in North America and Europe, were significant contributors to this growth. Additionally, CSC's North American consulting and systems integration business showed solid revenue improvements, both year-over-year and sequentially. Global commercial revenue also benefited from favorable currency movements.

For the first quarter (ended July 1):

--	Revenue was $3.58 billion, up 8.6% (approximately 7% in constant currency);

--	Net income was $131.6 million, including $22.9 million from the gain on sale of discontinued operations;

--	Earnings per share (diluted) were 70 cents, including 12 cents from the gain on sale of discontinued operations;

--	7.13 million common shares were repurchased;

--	and major business announcements totaled $3.7 billion.

- more -

Computer Sciences Corporation - Page 2	August 4, 2005

          "We are pleased with our first quarter results which have provided a solid start to fiscal 2006," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "Our financial and competitive market position is strong. We are enthused about the healthy collection of opportunities presented in both our key markets, global commercial and U.S. federal, along with the prospects for improved demand for IT services.

          "During the 12 months ended July 1, 2005, we had total announced awards of approximately $15.6 billion. During this period, the awards were about evenly split between our commercial and U.S. federal government segments, illustrating our well-balanced mix of business. And over the past two years we have expanded our client base with a number of large engagements, providing a growing and solid foundation to our strong position in the IT services marketplace.

          "Our 20-month federal pipeline is approximately $31 billion, with opportunities spread across multiple clients from a wide-ranging spectrum of federal government departments and agencies," continued Honeycutt. "More than $14 billion of this total is scheduled for award during the current fiscal year.

          "Revenue derived from shorter-term consulting and systems integration services in North America again showed growth year-over-year and sequentially. Demand in Europe for similar shorter-term services continues to be mixed, varying by country.

          "Announced major business awards for the first quarter were $3.7 billion, highlighted by the interim agreement with DuPont to extend for seven years our current IT outsourcing contract through 2014," added Honeycutt. "The value of the extension is estimated to be approximately $1.9 billion.

          "During the first quarter, we completed the exchange with DST Systems, Inc., of our Health Plans Solutions business for 7.13 million CSC shares held by a DST subsidiary. That transaction enabled us to emphasize our core offerings to provide outsourcing, consulting and systems integration services to both government and commercial customers in the global healthcare market, while significantly reducing our share base.

- more -

Computer Sciences Corporation - Page 3	August 4, 2005

          "Also, effective February 28, 2006, we will no longer provide certain information technology services to Nortel Networks, which it has decided to take back in-house," said Honeycutt. "We currently anticipate incurring a special impairment charge with an insignificant cash component. Until our discussions with Nortel are complete, we will not be able to determine the amount of such charge, but we currently expect it will not exceed $80 million. Excluding the charge, we do not expect any significant impact to our fiscal 2006 revenues, cash flow or earnings.

          "Our assumptions for the second quarter, ending September 30, are for revenue and earnings per share to be in the $3.6 billion and mid-to-upper 60 cent range, respectively. Expectations for fiscal 2006 remain as previously communicated -- revenue in the $15 billion to $15.2 billion range and earnings per share in the range of $3.20 to $3.30. Our second quarter and fiscal 2006 assumptions exclude the favorable impacts from the working capital adjustment resulting from the divestiture of certain DynCorp activities and the gain on the disposition of Health Plans Solutions, as well as the impairment charge related to the Nortel contract."

BUSINESS RESULTS

          Global commercial revenue was up 10.9% (approximately 8% in constant currency) to $2.36 billion from $2.13 billion in the year-ago quarter. U.S. commercial revenue was $1.01 billion, up 13.9%, compared with $884.5 million last year. European revenue rose 10.3% (approximately 6% in constant currency) to $1.04 billion from $940.1 million in last year's first quarter. Global commercial and European revenues were the beneficiaries of meaningful recent IT services engagements and favorable currency exchange rate movements. CSC's non-European international revenue was $317.5 million, up 4.4% (down approximately 2% in constant currency), compared with last year's $304.1 million. The decline in constant currency is attributable to the fiscal 2005 sale of a small, non-core Australian product-reseller business.

- more -

Computer Sciences Corporation - Page 4	August 4, 2005

          For the first quarter, revenue derived from CSC's U.S. federal government activities was $1.22 billion, up 4.5% from last year's $1.17 billion. Revenue generated by CSC's Department of Defense (DoD)-related revenue rose to $793.9 million, up 9.4%, from $725.8 million in the first quarter a year ago. Contributors included, among others, increased scope and new tasking on logistics support for the U.S. Army and other DoD clients along with additional tasking for engineering services in support of the U.S. Navy's Naval Sea Systems Command. Civil agencies revenue was $376.7 million, down 6.5% compared with last year's $402.8 million. The civil agency decline was primarily attributable to the completion of programs with the Department of Justice, including the FBI Trilogy work and the NASA PrISMS contract. CSC's other federal sector revenue, comprised of state, local and foreign government as well as commercial contracts performed by the U.S. federal reporting segment, increased to $50.3 million from $40.2 million in the year ago quarter.

          As announced in the company's press release dated July 7, 2005, a teleconference will be held today at 5:00 p.m. EDT to discuss the first quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

          Founded in 1959, Computer Sciences Corporation is a leading global IT services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 78,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.3 billion for the 12 months ended July 1, 2005. For more information, visit the company's Web site at www.csc.com.

- more -

Computer Sciences Corporation - Page 5	August 4, 2005

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control.

These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-K for the year ended April 1, 2005. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6		August 4, 2005

Revenues by Segment
(unaudited)

	First Quarter Ended
	July 1,	July 2,	% of Total
(In millions)	2005	2004	Fiscal 2005	Fiscal 2004

U.S. Commercial	$1,007.1	$ 884.5	28%	27%
Europe	1,037.0	940.1	29	29
Other International	317.5	304.1	9	9
Global Commercial segment	2,361.6	2,128.7	66	65

Department of Defense	793.9	725.8	22	22
Civil agencies	376.7	402.8	11	12
Other (1)	50.3	40.2	1	1
U.S. Federal segment	1,220.9	1,168.8	34	35

	$3,582.5 =========	$3,297.5 =========	100% =========	100% =========

(1)	Other revenues consist of state, local and foreign government as well as commercial contracts performed by the U.S. Federal reporting segment.

Computer Sciences Corporation - Page 7	August 4, 2005

Consolidated Statements of Income
(unaudited)

(In millions except per-share amounts)	First Quarter Ended
	July 1, 2005	July 2, 2004

Revenues	$3,582.5	$3,297.5

Costs of services	2,926.7	2,663.8

Selling, general and administrative	205.1	210.7

Depreciation and amortization	269.7	251.8

Interest expense	24.1	39.2

Interest income	(5.3)	(2.3)

Total costs and expenses	3,420.3	3,163.2

Income before taxes	162.2	134.3

Taxes on income	53.5	41.4

Income from continuing operations	108.7	92.9

Discontinued operations, net of taxes	22.9	17.5

Net income	$ 131.6 =========	$ 110.4 =========

Earnings per share:
Continuing operations	$ 0.59	$ 0.49
Discontinued operations	0.12	0.09
Basic*	$ 0.71 =========	$ 0.59 =========

Continuing operations	$ 0.58	$ 0.49
Discontinued operations	0.12	0.09
Diluted	$ 0.70 =========	$ 0.58 =========
*Amounts may not add due to rounding

Average common shares outstanding for:
Basic EPS	185.510	188.185
Diluted EPS	187.152	189.896

Computer Sciences Corporation - Page 8	August 4, 2005

Balance Sheet
(unaudited)

(In millions)	July 1, 2005	April 1, 2005
Assets
Cash and cash equivalents	$ 427.3	$ 1,010.3
Receivables, net of allowance for doubtful accounts	3,722.9	3,537.7
Prepaid expenses and other current assets	1,157.8	1,058.0
Assets of operations held for sale		83.8
Total current assets	5,308.0	5,689.8

Property and equipment, net	2,368.7	2,365.4
Outsourcing contract costs, net	1,288.5	1,279.6
Software, net	459.4	461.3
Goodwill, net	2,297.2	2,343.4
Other assets	475.2	494.4
Total assets	$12,197.0 ==========	$12,633.9 ==========

Liabilities
Short-term debt and current maturities of long-term debt	$ 67.5	$ 85.7
Accounts payable	692.3	836.0
Accrued payroll and related costs	716.8	660.4
Other accrued expenses	1,296.1	1,320.4
Deferred revenue	600.1	562.7
Federal, state and foreign income taxes	403.2	395.8
Liabilities of operations held for sale		16.9
Total current liabilities	3,776.0	3,877.9

Long-term debt, net	1,301.6	1,303.0
Other long-term liabilities	924.4	958.3

Stockholders' equity	6,195.0	6,494.7

Total liabilities and stockholders' equity	$12,197.0 ==========	$12,633.9 ==========

Computer Sciences Corporation - Page 9	August 4, 2005

Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
(In millions)	July 1, 2005	July 2, 2004
Cash flows from operating activities:
Net income	$ 131.6	$ 110.4
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization and other non-cash charges	296.3	274.0
Gain on disposition	(22.9)
Changes in assets and liabilities, net of effects of acquisitions:
Increase in assets	(286.8)	(216.0)
Decrease in liabilities	(108.7)	(48.5)

Net cash provided by operating activities	9.5	119.9

Investing activities:
Purchases of property and equipment	(235.4)	(234.0)
Acquisitions, net of cash acquired		(20.5)
Dispositions		1.0
Outsourcing contracts	(98.0)	(58.6)
Software	(40.4)	(81.4)
Other investing cash flows	18.2	56.3

Net cash used in investing activities	(355.6)	(337.2)

Financing activities:
Borrowings under commercial paper, net		.6
(Repayment) borrowings under lines of credit, net	(15.2)	.3
Principal payments on long-term debt	(2.0)	(1.3)
Proceeds from stock option and other common stock transactions	8.7	16.9
Acquisition of treasury stock	(227.6)
Other financing cash flows	1.6	.2

Net cash provided by (used in) financing activities	(234.5)	16.7

Effect of exchange rate changes on cash and cash equivalents	(2.4)	(2.3)

Net decrease in cash and cash equivalents	(583.0)	(202.9)

Cash and cash equivalents at beginning of year	1,010.3	562.8

Cash and cash equivalents at end of period	$ 427.3 ==========	$ 359.9 ==========

Computer Sciences Corporation - Page 10	August 4, 2005

The following tables reconcile Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	First Quarter Ended
	July 1, 2005	July 2, 2004
EBITDA	$ 450.7	$ 423.0
Depreciation and Amortization	269.7	251.8
EBIT	181.0	171.2
Interest, net	18.8	36.9
Income Before Taxes	162.2	134.3
Taxes on income	53.5	41.4
Income from continuing operations	108.7	92.9
Discontinued operations, net of taxes	22.9	17.5
Net Income	$ 131.6 =========	$ 110.4 =========

Free Cash Flow (unaudited)	First Quarter Ended
	July 1, 2005	July 2, 2004
Free Cash Flow	$(346.1)	$(244.7)
Net cash used in investing activities	355.6	337.2
Acquisition, net of cash acquired		(20.5)
Dispositions		1.0
Decrease in available-for-sale securities*		46.9
Net cash provided by operating activities	$ 9.5 =========	$ 119.9 =========

*As a result of guidance issued by the SEC in its March 4, 2005, "Current Accounting and Disclosure Issues" the Company reclassified certain securities held on April 2, 2004 from cash to available-for-sale investments. This reclassification increased cash used in investing activities for the 3 months ended July 2, 2004. The Company believes it is appropriate to exclude such cash flows from its measurement of free cash flows.